Exhibit 99.1
F i n i s a r
FOR IMMEDIATE RELEASE
Contact:
Steve Workman
Chief Financial Officer
408-548-1000
Investor Relations
408-542-5050
investor.relations@Finisar.com
FINISAR CORPORATION RECEIVES ADDITIONAL
NASDAQ STAFF DETERMINATION NOTICE
SUNNYVALE, Calif. – July 12, 2007 – Finisar Corporation (Nasdaq: FNSR), a technology leader in gigabit fiber optic solutions for high-speed data networks, today reported that it had received an additional Staff Determination notice on July 9, 2007 from The Nasdaq Stock Market (“Nasdaq”) stating that Finisar is not in compliance with Nasdaq’s Marketplace Rule 4310(c)(14) because it did not timely file its annual report on Form 10-K for the fiscal year ended April 30, 2007 (the “Form 10-K”) and, therefore, that its common stock is subject to delisting from the Nasdaq Global Select Market.
On June 29, 2007, Finisar filed a Form 12b-25 with the Securities and Exchange Commission reporting that it had delayed filing the Form 10-K report pending the completion of a review of its historical stock option grant practices being conducted by the Audit Committee of its Board of Directors. Finisar plans to file the Form 10-K report as soon as practicable following the conclusion of the review.
Finisar had previously received similar Staff Determination notices with respect to its failure to timely file its quarterly reports on Form 10-Q for the quarters ended October 29, 2006 (the “October 10-Q”) and January 28, 2007 (the “January 10-Q”). In response to the original Staff Determination notice, Finisar requested a hearing before the Nasdaq Listing Qualifications Panel (the “Panel”), which was held on February 15, 2007. At the hearing, Finisar requested that its common stock continue to be listed pending completion of the Audit Committee’s review of Finisar’s stock option grant practices, the preparation of restated financial statements, if required, and the filing of the October 10-Q. Finisar supplemented its request to cover the delayed filing of the January 10-Q.
The Panel issued a decision on April 4, 2007, granting Finisar an extension of time to June 11, 2007 to file its October 10-Q and any required restatements of its financial statements and an extension of time to July 3, 2007 to file its January 10-Q. Finisar appealed the Panel’s decision to the Nasdaq Listing and Hearing Review Council (the “Listing Council”) and requested that the Listing Council stay the Panel’s decision, and any future Panel decisions to delist Finisar’s securities, pending appeal, and grant Finisar an extension of time to come into compliance with its reporting obligations until at least August 31, 2007. The Listing Council has called for review and stayed the April 4, 2007 decision of the Panel. The Listing Council has requested that Finisar make an additional submission for its consideration by August 10, 2007. The Listing Council will then review the matter on the basis of the written record. Finisar intends to supplement its previous submission to Nasdaq to include the Form 10-K in its pending request for additional time to make required filings. There can be no assurance that the Listing Council will grant Finisar’s request for continued listing. Pending a decision by the Listing Council, Finisar’s common stock will continue to be traded on the Nasdaq Global Select Market.

About Finisar
Finisar Corporation (Nasdaq: FNSR) is a global technology leader for fiber optic components and subsystems and network test and monitoring systems. These products enable high-speed voice, video and data communications for networking, storage and wireless applications over Local Area Networks (LANs), Storage Area Networks (SANs), and Metropolitan Area Networks (MANs) using Ethernet, Fibre Channel, IP, SAS, SATA and SONET/SDH protocols. The Company is headquartered in Sunnyvale, California, USA. More information can be found at www.finisar.com.